Exhibit 14.1
LAFAYETTE SQUARE MID-ATLANTIC BDC, INC.
CODE OF BUSINESS CONDUCT AND ETHICS
Introduction
Ethics are important to Lafayette Square Mid-Atlantic BDC, Inc. (the “Company”, “our”, “us”, or “we”) and to our management. The Company is committed to the highest ethical standards and to conducting our business with the highest level of integrity.
All officers, directors and employees of the Company and our investment adviser, LS BDC Adviser, LLC (the “Investment Adviser”) are responsible for maintaining this level of integrity and for complying with the policies contained in this Code of Business Conduct and Ethics (the “Code”). If you have a question or concern about what is proper conduct for you or anyone else, please raise these concerns with any member of the Company’s management, or follow the procedures outlined in applicable sections of this Code.
Purpose of the Code
This Code is intended to:
•help you recognize ethical issues and take the appropriate steps to resolve these issues;
•deter ethical violations;
•assist you in reporting any unethical or illegal conduct; and
•reaffirm and promote our commitment to a corporate culture that values honesty and accountability.
All employees, as a condition of employment or continued employment, will acknowledge in writing that they have received a copy of this Code, read it, and understand that the Code contains our expectations regarding their conduct.
Conflicts of Interest
You must avoid any conflict, or the appearance of a conflict, between your personal interests and our interests. A conflict exists when your personal interest in any way interferes with our interests, or when you take any action or have any interest that may make it difficult for you to perform your job objectively and effectively. For example, a conflict of interest probably exists if:
•you cause us or the Investment Adviser to enter into business relationships with you or a member of your family, or invest in companies affiliated with you or a member of your family;
•you use any nonpublic information about us or the Investment Adviser, our customers or our other business partners for your personal gain, or the gain of a member of your family; or
•you use or communicate confidential information obtained in the course of your work for your or another’s personal benefit.
Corporate Opportunities
Each of us has a duty to advance the legitimate interests of the Company when the opportunity to do so presents itself. Therefore, you may not:

•take for yourself personal opportunities, including investment opportunities, discovered through the use of your position with us or the Investment Adviser, or through the use of either’s property or information;
•use our or the Investment Adviser’s property, information, or position for your personal gain or the gain of a family member; or
•compete, or prepare to compete, with us or the Investment Adviser.
Confidentiality
You must not disclose confidential information regarding us, the Investment Adviser, our affiliates, our lenders, our clients, or our other business partners, unless disclosure is authorized or required by law. Confidential information includes all non-public information that might be harmful to, or useful to the competitors of, the Company, our affiliates, our lenders, our clients, or our other business partners.
Fair Dealing
You must endeavor to deal fairly with our customers, suppliers and business partners, or any other companies or individuals with whom we do business or come into contact with, including fellow employees and our competitors. You must not take unfair advantage of these or other parties by means of:
•manipulation;
•concealment;
•abuse of privileged information;
•misrepresentation of material facts; or
•any other unfair-dealing practice.
Protection and Proper Use of Company Assets
Our assets are to be used only for legitimate business purposes. You should protect our assets and ensure that they are used efficiently.
Incidental personal use of telephones, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no significant added cost to us, it does not interfere with your work duties, and is not related to an illegal activity or to any outside business.
Compliance with Applicable Laws, Rules and Regulations
Each of us has a duty to comply with all laws, rules and regulations that apply to our business. Highlighted below are some of the key compliance guidelines that must be followed.
•Insider trading. It is against the law to buy or sell securities using material information that is not available to the public. Individuals who give this “inside” information to others may be liable to the same extent as the individuals who trade while in possession of such information. You must not trade in our securities, or the securities of our affiliates, our lenders, our clients, or our other business partners while in the possession of “inside” information.
•“Whistleblower” protections. It is against the law to discharge, demote, suspend, threaten, harass, or discriminate in any manner against an employee who provides information or otherwise assists in investigations or proceedings relating to violations of federal securities laws or other federal laws prohibiting fraud against shareholders. You must not discriminate in any way against an employee who engages in these “whistleblower” activities.

•Investment Company Act requirements. A separate code of ethics has been established to comply with the Investment Company Act of 1940 and is applicable to those persons designated in such code.
•Document retention. You must adhere to appropriate procedures governing the retention and destruction of records consistent with applicable laws, regulations and our policies. You may not destroy, alter or falsify any document that may be relevant to a threatened or pending lawsuit or governmental investigation.
Please talk to any member of senior management if you have any questions about how to comply with the above regulations and other laws, rules and regulations.
Equal Opportunity, Harassment
We are committed to providing equal opportunity in all of our employment practices including selection, hiring, promotion, transfer, and compensation of all qualified applicants and employees without regard to race, color, sex or gender, religion, age, national origin, handicap, disability, citizenship status, or any other status protected by law. With this in mind, there are certain behaviors that will not be tolerated. These include harassment, violence, intimidation, and discrimination of any kind involving race, color, religion, gender, age, national origin, disability, or marital status.
Accuracy of Company Records
We require honest and accurate recording and reporting of information in order to make responsible business decisions. This includes such data as quality, safety, and personnel records, as well as financial records.
All financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to our system of internal controls. No false or artificial entries may be made.
Public Reporting
As a public company, it is of critical importance that the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”) and reports distributed to stockholders be accurate and timely. You may be called upon to provide necessary information to ensure that our public reports are complete, fair and understanding. The Company expects you to take this responsibility very seriously and to provide prompt and accurate answers to inquiries to our public disclosure requirements.
Retaining Business Communications
The law requires us to maintain certain types of corporate records, usually for specified periods of time. Failure to retain those records for those minimum periods could subject us to penalties and fines, cause the loss of rights, obstruct justice, place us in contempt of court, or seriously disadvantage us in litigation.
From time to time we establish retention or destruction policies in order to ensure legal compliance. We expect you to fully comply with any published records retention or destruction policies, provided that you should note the following exception: If you believe, or we inform you, that our records are relevant to any litigation or governmental action, or any potential litigation or action, then you must preserve those records until we determine the records are no longer needed. This exception supersedes any previously or subsequently established destruction policies for those records. If you believe that this exception may apply, or have any questions regarding the possible applicability of that exception, please contact our Chief Compliance Officer.
Political Contributions
No funds of the Company may be given directly to political candidates. You may, however, engage in political activity with your own resources on your own time.
Media Relations
We must speak with a unified voice in all dealings with the press and other media. As a result, our Chief Executive Officer is the sole contact for media seeking information about us. Any requests from the media must be referred to our Chief Executive Officer.
Intellectual Property Information
Information generated in our business is a valuable asset. Protecting this information plays an important role in our growth and ability to compete. Such information includes business and research plans; objectives and strategies; trade secrets; unpublished financial information; salary and benefits data; lender and other business partner lists. Employees who have access to our intellectual property information are obligated to safeguard it from unauthorized access and:
•Not disclose this information to persons outside of the Company;
•Not use this information for personal benefit or the benefit of persons outside of the Company; and
•Not share this information with other employees except on a legitimate “need to know” basis.
Internet and E-Mail Policy
We provide an e-mail system and Internet access to certain of our employees to help them do their work. You may use the e-mail system and the Internet only for legitimate business purposes in the course of your duties. Incidental and occasional personal use is permitted, but never for personal gain or any improper use. Further, you are prohibited from discussing or posting information regarding the Company in any external electronic forum, including Internet chat rooms or electronic bulletin boards.
Reporting Violations and Complaint Handling
You are responsible for compliance with the rules, standards and principles described in this Code. In addition, you should be alert to possible violations of the Code by the Company’s or the Investment Adviser’s employees, officers and directors, and you are expected to report a violation promptly. Normally, reports should be made to one’s immediate supervisor. Under some circumstances, it may be impractical or you may feel uncomfortable raising a matter with your supervisor. In those instances, you are encouraged to contact our Chief Compliance Officer who will investigate and report the matter to our Chief Executive Officer and/or Board of Directors, as the circumstance dictates. You will also be expected to cooperate in an investigation of a violation.
There will be no reprisal, retaliation or adverse action taken against any employee who, in good faith, reports or assists in the investigation of, a violation or suspected violation of this Code, or who makes an inquiry about the appropriateness of an anticipated or actual course of action.

Sanctions for Code Violations
All violations of the Code will result in appropriate corrective action, up to and including dismissal. If the violation involves potentially criminal activity, the individual or individuals in question will be reported, as warranted, to the appropriate authorities.
Application/Waivers
All the trustees or directors, officers and employees of the Company and our Investment Adviser are subject to this Code.
Insofar as other policies or procedures of the Company or our Investment Adviser govern or purport to govern the behavior or activities of all persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.
Any amendment or waiver of the Code for an executive officer or member of our Board of Directors must be made by our Board of Directors and disclosed on a Form 8-K filed with the SEC within four business days following such amendment or waiver.
Adopted: March 25, 2021

APPENDIX A
ACKNOWLEDGMENT AND CERTIFICATION
I acknowledge receipt of the Code of Business Conduct and Ethics of Lafayette Square Mid-Atlantic BDC, Inc. (the “Code”). I have read and understand such Code and agree to be governed by it at all times. Further, if I have been subject to the Code during the preceding year, I certify that I have complied with the requirements of the Code and have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

(signature)

(please print name)

Date:
    A-1